Exhibit 99.1

FOR IMMEDIATE RELEASE

Monterey Gourmet Foods announces the signing of a new lease for Seattle Washington facility, consolidating four locations into one state of the art facility.

      SALINAS, CA - November 21, 2007 - Monterey Gourmet Foods (NASDAQ: PSTA), a leading marketer of refrigerated gourmet food products, announced today that that on November 15, 2007 it entered into a 10 year lease commencing January 1, 2008 for a 93,000 square feet building located in Kent, Washington to be used for production, storage, warehousing, and office space.

      Eric Eddings, President and CEO of Monterey Gourmet Foods, stated: "We have outgrown our current facility in Seattle, Washington. Over the past four years our Seattle facility has incurred compounded annual growth of over 25%. To accommodate the growth we have leased four different facilities in the greater Seattle area to warehouse and manufacture our products. The inefficiencies incurred by having four different locations are challenging and costly. All of the current leases expire at different times during 2008 and we believe now is the time to consolidate our operations. "

      Mr. Eddings continued: "Consistent with our initiatives to deliver superior natural and organic products this facility will be certified organic under the USDA guidelines and will be built to meet or exceed all new green environmental standards." Eddings also stated, "while 93,000 square feet exceeds our short term requirements, we are planning for our future. In the interim, we plan to sub-let part of the building to keep the overall costs of the lease at a reasonable level."

      Dan Brown, Vice-President of Operations for Monterey Gourmet Foods, stated: "We have been searching for a new location for almost a full year. This new site meets the requirements of our people, our manufacturing needs, and our longer term growth plans. We will be transitioning out of our current facilities into this new one in order to avoid any disruption of production."

MORE ABOUT MONTEREY GOURMET FOODS (PSTA)

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products out of its manufacturing and distribution facilities in Salinas (Monterey County), California, Seattle, Washington, and Eugene, Oregon. Monterey Gourmet Foods has national distribution of its products in over 10,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.

CONTACT:   Monterey Gourmet Foods
           1528 Moffett Street, Salinas, CA 93905
           831-753-6262
           Eric Eddings, CEO, erice@montereygourmetfoods.com
           Scott Wheeler, CFO, scottw@montereygourmetfoods.com